AMENDMENT NO.2
TO
POWER PURCHASE AND OPERATING AGREEMENT
BETWEEN
COGENTRIX OF RICHMOND, INC.
AND
VIRGINIA ELECTRIC AND POWER COMPANY

                     THIS AMENDMENT NO.2 dated as of July 1,2001 (hereinafter the "Effective Date") is by and between COGENTRIX OF RICHMOND, INC. ("Operator") and VIRGINIA ELECTRIC AND POWER COMPANY ("Virginia Power").

RECITALS

          A.   Operator and Virginia Power entered into a Power Purchase and Operating Agreement dated as of January 24, 1989, originally between Virginia Power and Cogentrix of Petersburg, Inc. (the Operator's former name), and Amendment No.1 to the Power Purchase and Operating Agreement dated as of December 10, 1990 (such Power Purchase and Operating Agreement, as amended, hereafter referred to as the "Agreement"). All capitalized terms used herein and not otherwise defined or modified shall have the meanings set forth in the Agreement.

          B.   Pursuant to Section 10.7 of the Agreement, the parties have negotiated (1) redetermined values for certain components of the Base Fuel Compensation Price as of the Effective Date, and (2) modified formulas by which certain components of the Base Fuel Compensation Price shall be adjusted in the future and now wish to amend the Agreement to effect such changes.

                    NOW, THEREFORE, Operator and Virginia Power agree as follows:

                    1.     Section 10.2 of the Agreement is hereby amended by deleting the existing text in its entirety and replacing it with the following text:

"Base Fuel Compensation Price, BFCP, for energy received from the Facility shall be 2.300 cents/kWh, effective July 1,2001. The Base Fuel Compensation Price was calculated based on a price of coal of 1.590 ¢/kWh, the Base Coal Price (BCP), a rail price of 0710¢/kWh, the Base Rail Price (BRP), using an assumed Heat Rate of 12,287 Btu/kWh (the "Contract Heat Rate") and a base delivered fuel cost of $1.87/million Btu. The Base Fuel Compensation Price shall be subject to adjustment only as specified herein."

                    2.     Section 10.3 of the Agreement is hereby amended by deleting the existing text in its entirety and replacing it with the following text:

"For the purpose of this Section 10.3, the following terms whether in the singular or in the plural, shall have the meanings stated below:
(a)	Base Solid Fuel Index (BSFI) - The Solid Fuel Index for the first Calendar Quarter of2001. Using the definitions specified herein, BSFI is SFI (1, 2001) and is equal to 155.68 cents per million Btu.
(b)

Solid Fuel Index (SFI) - The average cost of coal (including the impact of applicable tax credit, e.g., the Virginia Tax Credit) purchased for Virginia Power's in-system coal-fired stations reported in cents per million Btu for the three month period constituting the second Calendar Quarter prior to the Calendar Quarter for which the Fuel Compensation Price is being determined. The index is calculated using the weighted average delivered cost in cents per million Btu, reported on FERC Form 423. The SFI shall be abbreviated as SFI (q,y) where q is the Calendar Quarter and y is the year.

(c)

Adjusted Base Rail Price (ABRP) - The result of adjusting the Base Rail Price commencing with the calculation of the Fuel Compensation Price that will be effective during the fourth Quarter of2001 and each Quarter thereafter. The ABRP shall be abbreviated as ABRP (q,y) where q is the Calendar Quarter and y is the year.

(d)

Gross Domestic Product Implicit Price Deflator (GDPIPD)- The Gross Domestic Product Implicit Price Deflator quarterly indices as last published by the U.S. Department of Commerce at least two (2) weeks prior to the beginning of the Calendar Quarter for which the Fuel Compensation Price is being determined. The GDPIPD shall be expressed as GDPIPD (q, y) where q is the Calendar Quarter and y is the year. GDPIPD (q-2,y) and GDPIPD (q-3,y) represent the GDPIPD published for the second and third Calendar Quarters prior to the Calendar Quarter (q,y) for which the Fuel Compensation Price is being determined.

Should the GDPIPD index specified herein be discontinued, an index specified by the appropriate government agency as the replacement index, if any, shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties. If the basis of the calculation of the index specified herein is substantially modified, the index as modified may continue to be used or another index may be substituted by mutual agreement of the Parties. A change in the base year reporting basis, minor changes in weighting, and minor changes in benchmarks shall not be construed as substantial modification to the index, and the affected values shall be re-established in accordance with the instructions issued by the appropriate government agency."

                    3.     Section 10.4 of the Agreement is hereby amended by deleting the existing text in its entirety and replacing it with the following text:

"At least (2) weeks prior to the beginning of each Calendar Quarter, commencing with the fourth Quarter of 2001 and each Quarter thereafter, the Fuel Compensation Price that will be effective during the next subsequent Calendar Quarter shall be calculated as follows:

Fuel Compensation Price (q,y) = BCP [ 1 +.75 ( SFI(q-2,y) - BSFI)] BSFI
+ ABRP(q-1,y) [1 +.5 (GDPIPD(q-2,y) - GDPIPD(q-3,y)] GDPIPD(q-3,y)

Thus, if the Fuel Compensation Price were being determined for the fourth Calendar Quarter of 2001, the variable SFI of the above equation would be the SFI calculated for the second Calendar Quarter of 2001, the variable ABRP would be the BRP, as determined for the third Calendar Quarter of 2001, and the variable GDPIPD indices would be the GDPIPD indices as published for the first and second Calendar Quarters of 2001."

                    4.     The Agreement, as expressly amended by and together with this amendment, constitutes the entire agreement of the parties and all references therein to the "Agreement" shall be deemed to refer to the Agreement as amended hereby. All terms and conditions of the Agreement not expressly amended herein remain in full force and effect as originally executed or previously amended.

                    IN WITNESS WHEREOF, the Parties have caused this amendment to be executed and by authorized representatives effective the date first showed above.

VIRGINIA ELECTRIC AND POWER COMPANY By: s/ Karla J. Haislip Title: Director - Capacity Acquisition Market Origination	COGENTRIX OF RICHMOND, INC. By: s/ C. A. Halcomb Title: Vice President